EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS

FOURTH QUARTER AND FISCAL 2010 FINANCIAL RESULTS;

•                               Net revenues of $104.6 million and net income of $5.5 million, or $0.45 per diluted share, for the three months ended September 30, 2010, compared to net revenues of $85.6 million and net loss of $(3.0) million, or $(0.25) per diluted share, for the same period of fiscal 2009.

•                               Net revenues of $381.5 million and net income of $8.9 million, or $0.73 per diluted share, for fiscal 2010, compared to net revenues of $438.6 million and net loss of $(52.3) million, or $(4.36) per diluted share, for fiscal 2009.  Net loss for fiscal 2009 excluding a non-cash charge for goodwill impairment was $(9.5) million, or $(0.78) per diluted share.

•                               Regular quarterly cash dividend of $0.20 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, November 18, 2010 — Haynes International, Inc. (NASDAQ GM: HAYN) a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the fiscal fourth quarter and twelve months ended September 30, 2010.  In addition, the Company announced that its Board of Directors has authorized a quarterly cash dividend of $0.20 per outstanding share.

“Fiscal 2010 was a year marked by continuing quarter over quarter improvement in results compared to fiscal 2009. We generated net income of $8.4 million, on net revenues of $381.5 million; in fiscal 2009, we had net revenues of $438.6 million, and a net loss of $9.5 million, excluding the one-time goodwill impairment,” said Mark Comerford, President and Chief Executive Officer. “Net revenues and volume reached a low point in the first quarter of fiscal 2010, and then improved in each subsequent quarter, as demand in our end markets improved. We are encouraged by the positive trend in our end markets, most notably aerospace, and believe we are well-positioned to compete effectively in the coming year.”

Fiscal 2010 Results

Net Revenues.  Net revenues were $381.5 million in fiscal 2010, a decrease of 13.0% from $438.6 million in fiscal 2009. Volume was 17.8 million pounds in fiscal 2010, a decrease of 3.6% from 18.5 million pounds in fiscal 2009. The aggregate average selling price was $21.41 per pound in fiscal 2010, a decrease of 9.8% from $23.73 per pound in fiscal 2009. Increased competition and weakness in customer demand in the first half of fiscal 2010 unfavorably impacted both average selling price and volume in fiscal 2010 in all primary markets.  The Company’s consolidated backlog was $148.0 million at September 30, 2010, an increase of 38.7% from $106.7 million at September 30, 2009. The increase in backlog reflects the combination of a 32.0% increase in pounds and a 5.1% increase in average selling price resulting primarily from the improving economic conditions and, to a lesser degree, rising raw material costs.

Cost of Sales.  Cost of sales was $327.7 million, or 85.9% of net revenues, in fiscal 2010 compared to $416.2 million, or 94.9% of net revenues, in fiscal 2009. Cost of sales in fiscal 2010 decreased by $88.4 million, or 21.3%, as compared to fiscal 2009 due to lower sales volume, lower raw material costs, workforce reductions and other reduced manufacturing expenses. This decrease was partially offset by reduced absorption of fixed manufacturing costs caused by lower production of sheet product.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $35.5 million in fiscal 2010, a decrease of $0.7 million, or 2.0%, from $36.2 million in fiscal 2009 due to lower business activity causing sales expenses to decline and workforce reductions in the second and fourth quarters of fiscal 2009. Selling, general and administrative expense as a percentage of net revenues increased to 9.3% for fiscal 2010 compared to 8.3% for fiscal 2009 due primarily to reduced revenues.

Research and Technical Expense.  Research and technical expense was $2.8 million in fiscal 2010, or 0.7% of revenue, a decrease of $0.3 million from $3.1 million, or 0.7% of net revenues, in fiscal 2009 due to the reduction in workforce during the second and fourth quarters of fiscal 2009.

Impairment of Goodwill.  An impairment charge of $43.7 million was recorded in the second quarter of fiscal 2009 due to weakening of the U.S. economy and the global credit crisis resulting in a reduction of the Company’s market capitalization below its total shareholders’ equity value for a sustained period of time. Please see Note 2 in the Notes to Consolidated Financial Statements contained elsewhere in this Form 10-K for additional information.

Operating Income (Loss).  As a result of the above factors, operating income in fiscal 2010 was $15.5 million compared to an operating loss of $(60.6) million in fiscal 2009.

Interest Expense.  Interest expense was $0.2 million in fiscal 2010, a decrease of $0.4 million from $0.6 million in fiscal 2009. The decrease is attributable to a lower average debt balance during fiscal 2010 (zero revolver at September 30, 2010). Interest expense includes the amortization of debt issuance costs associated with the Company’s credit facility which was renewed in fiscal 2009.

Income Taxes.  Income tax was an expense of $6.7 million in fiscal 2010, an increase of $15.5 million from a benefit of $(8.8) million in fiscal 2009, due to the company generating pretax income rather than pretax loss. The effective tax rate for fiscal 2010 was 43.1%, compared to 14.4% in fiscal 2009.  The change in the effective tax rate is primarily attributable to the non-deductible goodwill impairment charge, which lowered the effective tax rate in fiscal 2009, combined with a change in the state apportionment factor, which lowered the blended state tax rate in fiscal 2010 resulting in an unfavorable reduction of our deferred tax asset.

Net Income (Loss).  As a result of the above factors, net income in fiscal 2010 was $8.9 million, an increase of $61.2 million from a net loss of $(52.3) million in fiscal 2009.

Capital Spending

As announced at the beginning of fiscal 2010, the Company plans to spend, in total, approximately $85.0 million over fiscal years 2010 through 2014 on capital projects. This amount includes approximately $30.0 million on upgrades to its four-high Steckel rolling mill and supporting equipment, approximately $25.0 million on other equipment purchases and upgrades and approximately $20.0 million on routine capital maintenance projects. In addition, the Company is finalizing plans to spend approximately $10.0 million over the course of fiscal 2011 and 2012 to restructure, consolidate and enhance capabilities at its service center operations to improve the return on assets at those operations. Management does not anticipate prolonged equipment outages as a result of upgrades for any of these projects. These projects are expected to improve quality, improve inventory turnover, reduce operating costs, improve delivery performance and decrease cycle time.

Capital spending in fiscal 2010 was $12.2 million, compared to an original target of approximately $15.0 million, excluding any spending for service center restructuring. The difference of $2.8 million between the original forecast and the actual amount spent includes $2.2 million related to the timing of completion of a project for the Company’s four-high Steckel rolling mill that was started in fiscal 2010, but which will be completed in the first quarter of fiscal 2011. The target for capital spending in fiscal 2011 is approximately $15.0 million, plus additional amounts for the restructuring of the Company’s service centers. Management estimates that spending on the service center project will be approximately $10.0 million over the course of fiscal 2011 and 2012.

Liquidity

During fiscal 2010, the Company’s primary sources of cash were from cash on hand and cash from operations.  At September 30, 2010, the Company had cash and cash equivalents of approximately $64.0 million compared to cash and cash equivalents of approximately $105.1 million at September 30, 2009.

Net cash used in operating activities was $19.0 million in fiscal 2010, as compared to cash provided by operating activities of $120.0 million in fiscal 2009. At September 30, 2010, inventory balances (net of foreign currency adjustments) were approximately $49.5 million higher than at September 30, 2009. This increase in inventory was a result of higher sales in the fourth quarter of fiscal 2010 compared to the fourth quarter of fiscal 2009, initiation of pull inventory and higher raw material costs. Cash used from an increase of accounts receivable was $15.8 million in fiscal 2010, as compared to cash generated of $50.9 million for fiscal 2009, as a result of higher fourth quarter sales. Pension and postretirement benefits was a use of cash of $8.4 million in fiscal 2010. The above factors were partially offset by cash generated from income taxes due to refunds of prior year taxes paid and cash generated from accounts payable due to higher purchases of raw materials. Net cash used in investing activities was $12.2 million in fiscal 2010, as a result of the capital expenditure spending. Net cash used from financing activities was $9.9 million primarily due to the payment of $9.7 million in dividends to shareholders.  As a result of the above, the cash balance decreased to $64.0 million at September 30, 2010.

The Company’s sources of cash for fiscal 2011 are expected to consist primarily of cash generated from operations, cash on hand, and, if needed, borrowings under the U.S. revolving credit facility.  The U.S. revolving credit facility provides borrowings in a maximum amount of $120.0 million, subject to a borrowing base formula and certain reserves.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to:

•                  Funding operations;

•                  Capital spending;

•                  Pension plan funding; and

•                  Dividends to stockholders.

Dividend Declared

Today, the Company also announced that the Board of Directors has authorized a regular quarterly cash dividend of $0.20 per outstanding share of the Company’s common stock.  The dividend is payable December 15, 2010 to stockholders of record at the close of business on December 1, 2010.  The dividend cash pay-out based on current shares outstanding will be approximately $2.4 million per quarter, or approximately $9.6 million on an annualized basis.

Outlook

Net revenues, volume and net income improved during each quarter of fiscal 2010 when compared to the immediately preceding quarter.  Management expects this trend to continue into fiscal 2011 due to moderate improvement in demand in the Company’s end markets and improving global economic conditions.  Management expects that the Company’s operating results will continue to be negatively impacted by reduced absorption of fixed manufacturing costs due to less than optimal production volumes, and by competition from stainless manufacturers who are trying to fill increased capacity, which may impose continued downward pressure on prices.  These negative factors are expected to be somewhat offset by the benefit of the cost savings initiatives undertaken in fiscal 2009 and 2010 and increased efficiencies and equipment reliability resulting from the Company’s capital improvement program.

Although management expects continued improvement in forward performance for fiscal 2011 compared to fiscal 2010, net revenues, volume and net income in the first quarter of fiscal 2011 should approximate the levels achieved in the fourth quarter of fiscal 2010, due to the impact of fewer ship days, customer shutdowns and major maintenance projects to be undertaken by the Company in the first quarter.  Management also expects that demand for the Company’s products will continue to increase as market conditions improve, resulting in increased levels of net revenues, volume and net income in the second quarter of fiscal 2011 as compared to the fourth quarter of fiscal 2010.

Earnings Conference Call

The Company will host a conference call on Friday, November 19, 2010 to discuss its results for the fiscal year ended September 30, 2010.  Mark Comerford, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, November 19, 2010	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a replay will be available from Friday, November 19th at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, December 3, 2010. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account: 286 Conference: 360189

A replay of the Webcast will also be available at www.haynesintl.com until December 23, 2010.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Regulation G Disclosure

This press release and the financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP guidance. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.

The Company recorded a non-cash goodwill impairment charge in the second quarter of 2009. This type of charge has not occurred frequently and the Company believes that excluding this charge will provide investors with a basis to compare the Company’s core operating results in different periods without this variability.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2011 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	September 30,	September 30,
	2009	2010
Net revenues	$438,633	$381,543
Cost of sales	416,150	327,712
Gross profit	22,483	53,831
Selling, general and administrative expense	36,207	35,470
Research and technical expense	3,120	2,828
Impairment of goodwill	43,737	—
Operating income (loss)	(60,581)	15,533
Interest income	(138)	(209)
Interest expense	647	150
Income (loss) before income taxes	(61,090)	15,592
Provision for (benefit from) income taxes	(8,768)	6,717
Net income (loss)	$(52,322)	$8,875
Net income (loss) per share:
Basic	$(4.36)	$0.74
Diluted	$(4.36)	$0.73
Weighted average shares outstanding:
Basic	12,004,498	12,049,779
Diluted	12,004,498	12,159,529

Reconciliation of non-GAAP net income (loss):
Net income (loss) excluding non-cash charge for goodwill impairment	$(9,453)	$8,875
Charge for goodwill impairment	(43,737)	—
Goodwill tax benefit	868	—
Net income (loss) as reported	$(52,322)	$8,875
Reconciliation of non-GAAP EPS:
Earnings per share excluding non-cash charge for goodwill impairment	$(0.78)	$0.73
Charge per share for goodwill impairment	(3.65)	—
Goodwill tax benefit	0.07	—
Income (loss) per diluted share as reported	$(4.36)	$0.73

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2009	September 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$105,095	$63,968
Restricted cash—current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,310 and $1,116 respectively	47,473	62,851
Inventories	182,771	231,783
Income taxes receivable	24,348	698
Deferred income taxes	9,035	10,554
Other current assets	645	1,666
Total current assets	369,477	371,630
Property, plant and equipment, net	105,820	107,043
Deferred income taxes—long term portion	58,843	62,446
Prepayments and deferred charges	2,670	3,753
Restricted cash—long term portion	110	—
Other intangible assets, net	7,230	6,671
Total assets	$544,150	$551,543
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,249	$34,284
Accrued expenses	10,312	15,780
Revolving credit facility	—	—
Accrued pension and postretirement benefits	20,215	18,758
Deferred revenue—current portion	2,500	2,500
Current maturities of long-term obligations	110	109
Total current liabilities	62,386	71,431
Long-term obligations (less current portion)	1,482	1,324
Deferred revenue (less current portion)	40,329	37,829
Non-current income taxes payable	292	308
Accrued pension and postretirement benefits	160,862	174,802
Total liabilities	265,351	285,694
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,101,829 and 12,144,079 shares issued and outstanding at September 30, 2009 and September 30, 2010, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	227,734	229,197
Accumulated earnings	103,509	102,677
Accumulated other comprehensive loss	(52,456)	(66,037)
Total stockholders’ equity	278,799	265,849
Total liabilities and stockholders’ equity	$544,150	$551,543

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Year Ended September 30, 2009	Year Ended September 30, 2010
Cash flows from operating activities:
Net income (loss)	$(52,322)	$8,875
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	10,450	11,316
Amortization	993	559
Impairment of goodwill	43,737	—
Stock compensation expense	1,309	1,537
Excess tax benefit from option exercises	21	—
Deferred revenue	(2,501)	(2,500)
Deferred income taxes	3,887	2,661
Pension curtailment gain	—	—
Loss on disposition of property	169	232
Change in assets and liabilities:
Accounts receivable	50,901	(15,786)
Inventories	120,980	(49,483)
Other assets	2,035	(2,130)
Accounts payable and accrued expenses	(14,234)	10,481
Income taxes	(31,553)	23,653
Accrued pension and postretirement benefits	(13,890)	(8,434)
Net cash provided by (used in) operating activities	119,982	(19,019)
Cash flows from investing activities:
Additions to property, plant and equipment	(9,303)	(12,340)
Asian distribution expansion and acquisition	—	—
Change in restricted cash	110	110
Net cash used in investing activities	(9,193)	(12,230)
Cash flows from financing activities:
Dividends paid	—	(9,707)
Net decrease in revolving credit facility	(11,812)	—
Proceeds from exercise of stock options	976	—
Excess tax benefit from option exercises	(21)	—
Payment for debt issuance cost	(316)	—
Changes in long-term obligations	(1,505)	(159)
Net cash used in financing activities	(12,678)	(9,866)
Effect of exchange rates on cash	(74)	(12)
Increase (decrease) in cash and cash equivalents:	98,037	(41,127)
Cash and cash equivalents:
Beginning of period	7,058	105,095
End of period	$105,095	$63,968

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the years ended September 30, 2010 and 2009 are as follows:

	2010
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$81,008	$94,619	$101,271	$104,646
Gross profit	6,845	10,190	16,854	19,942
Net income (loss)	(1,286)	956	3,747	5,458
Net income (loss) per share:
Basic	$(0.11)	$0.08	$0.31	$0.46
Diluted	$(0.11)	$0.08	$0.31	$0.45

	2009
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$134,304	$120,413	$98,325	$85,591
Gross profit	18,750	6,997	(8,168)	4,904
Net income loss (1)	4,524	(42,889)	(10,944)	(3,013)
Net income (loss) per share:
Basic	$0.38	$(3.58)	$(0.91)	$(0.25)
Diluted	$0.38	$(3.58)	$(0.91)	$(0.25)

(1)                March 31, 2009 decreased by $42,869 due to goodwill impairment charge